As filed with the Securities and Exchange Commission on May 23, 1997

                                                            Registration No. 33-
  -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

Pennsylvania                                              23-0970240
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
icorporation or organization)

P.O. Box 8699
2301 Market Street
Philadelphia, PA                                           19101
(Address of principal executive offices)                 (Zip Code)

                               PECO ENERGY COMPANY
  MANAGEMENT GROUP DEFERRED COMPENSATION AND SUPPLEMENTAL PENSION BENEFIT PLAN
                            (Full title of the plan)

            J. Barry Mitchell, Vice President - Finance and Treasurer
                               PECO Energy Company
                                  P.O. Box 8699
                               2301 Market Street
                             Philadelphia, PA 19101
                     (Name and address of agent for service)
                                 (215) 841-4000
          (Telephone number, including area code, of agent for service)

                         Copy of all communications to:

        JAMES W. DURHAM, ESQ.                       BRIAN J. DOUGHERTY, ESQ.
        Senior Vice President                       Morgan, Lewis & Bockius LLP
        and General Counsel                         2000 One Logan Square
        P.O. Box 8699                               Philadelphia, PA  19103
        2301 Market Street                          (215) 963-4833
        Philadelphia, PA  19101
        (215) 841-4000

                         CALCULATION OF REGISTRATION FEE

     Title of securities            Amount to be          Proposed maximum           Proposed maximum               Amount of
       to be registered              registered            offering price                aggregate               registration fee
                                                              per share             offering price (2)

Deferred Compensation                 $680,000                  100%                     $680,000                      $206
Obligations (1)

(1) The Deferred Compensation Obligations are unsecured obligations of PECO Energy Company to pay deferred compensation in the future in accordance with the terms of the PECO Energy Company Management Group Deferred Compensation and Supplemental Pension Benefit Plan.

(2)      Estimated solely for the purpose of determining the registration fee.








                                     PART I

                  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the SEC pursuant to Section 13 of the Exchange Act by PECO Energy (File No. 1-1401) are incorporated herein by reference:

         1. PECO Energy's Annual Report on Form 10-K for the year ended December
         31, 1996; 2. PECO Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and 3. PECO Energy's Current Reports on
         Form 8-K dated January 23, 1997, January 24, 1997, January 30,
              1997,  February 21, 1997, February 27, 1997, March 25, 1997, April
              1, 1997, April 14, 1997, April 25, 1997, May 8, 1997, May 12, 1997
              and May 22, 1997.

         Each document filed subsequent to the date of this registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this registration statement and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Under the PECO Energy Company Management Group Deferred Compensation and Supplemental Pension Benefit Plan (the "Plan"), the Company will provide eligible employees the opportunity to enter into agreements for the deferral of all or a portion of their future awards under the PECO Energy Management
Incentive Compensation Plan, and all or a portion of their lump sum payments under the Supplemental Pension Benefit provisions of the Plan. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee. Each Obligation will be payable upon termination of employment or retirement in accordance with the terms of the Plan. The Obligations will be indexed to one or more Earnings Options individually chosen by each employee participant from the list of mutual funds available under the PECO Energy
Company Employee Savings Plan. Each employee participant's Obligation will be adjusted to reflect the investment experience of the selected Earnings Options, including any appreciation or depreciation. The Company is under no obligation to invest in such Earnings Options. The Obligations will be denominated and be payable in United States dollars.

         An employee participant's right or the right of any other person to the
Obligations  cannot  be  assigned,  alienated,  sold,  garnished,   transferred,
pledged,  or encumbered  except by a written  designation of a beneficiary under the  Plan,  by the  terms  of the  Plan  in the  event  there  is no  designated beneficiary or by court order in the case of marital dispute.

         The Obligations are not subject to redemption, in whole or in part, at the option of the Company prior to termination of employment, retirement or the individual payment dates specified by the participating employees. The Plan provides certain default distribution methods; however, participant may elect to receive a distribution under the Plan in such manner as is acceptable to the Plan Administrator. In addition, the Plan Administrator may, in its discretion, direct that a participant be paid an amount (not to exceed his Obligation) sufficient to meet a financial hardship as defined in the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall (i) result in the distribution of amounts credited to a participant's deferral account in any manner other than as provided in the Plan, or (ii) reduce the availability of amounts previously deferred. The rules relating to distribution may be generally altered or specifically waived by the Plan Administrator in its sole discretion, but may not reduce the availability of amounts previously deferred unless it is necessary to do so to preserve the tax deferral on amounts deferred.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Sections 1741 and 1742 of the Pennsylvania  Business Corporation Law of
1988, as amended (the "PBCL") provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

         PECO Energy's Bylaws provide that PECO Energy is obligated to indemnify directors and officers and other persons designated by the Board of Directors against any liability including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) incurred in connection with any proceeding. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from PECO Energy of a personal benefit to which the recipient is not legally entitled.

         As permitted by PBCL Section 1713, PECO Energy's Bylaws provide that directors generally will not be liable for monetary damages in any action whether brought by shareholders directly or in the right of PECO Energy or by third parties unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a Director pursuant to any criminal statute or the liability of a Director for the payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a Director acted in the best interests of the corporation. PBCL
Section 1712, in defining the standard of care a Director owes to the corporation, provides that a Director stands in a fiduciary relation to the corporation and must perform his duties as a Director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

         PECO Energy has purchased directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

Exhibit
Number                              Exhibit

   5     Opinion of Morgan, Lewis & Bockius, LLP re: legality

23.1     Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5)

23.2     Consent of Coopers & Lybrand L.L.P.

  24     Powers of Attorney

  99     PECO Energy Company Management Group Deferred Compensation and
         Supplemental Pension Benefit Plan




Item 9.  Undertakings.

                      The undersigned Registrant hereby undertakes:

                              (1)  To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement:

                                       (i)  To include any prospectus required
                                            by Section 10(a)(3) of the
                                            Securities Act of 1933;

                                       (ii) To  reflect  in the  prospectus  any
                      facts or events  arising after the  effective  date of the registration  statement (or the most recent post-effective
                      amendment   thereof)   which,   individually   or  in  the
                      aggregate,   represent   a   fundamental   change  in  the
                      information set forth in the registration statement; and

                                       (iii) To include any material information
                      with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              Provided, however, that subparagraphs (a)(1)(i)
and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                              (2)  That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (3)  To remove from registration by means of a
post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                      The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                 SIGNATURES

                      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on the 23rd day of May 1997.

                                                        PECO ENERGY COMPANY

                                                    By: /s/ J. F. Paquette, Jr.
                                                   -----------------------------
                                                         J. F. Paquette, Jr.
                                                        Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. A. McNeill, Jr. and J. F. Paquette, Jr., or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to each Registration Statement amended hereby, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the  requirements  of the  Securities  Act 1933,  this  Registration
Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature  Capacity  Date /s/ J. F.  Paquette,  Jr.  Chairman  of the  Board and
Director May 23, 1997  ------------------ J. F. Paquette, Jr. /s/ C. A. McNeill,
Jr. President,  Chief Executive Officer and May 23, 1997  ----------------- C.A.
McNeill,  Jr. Director  (Principal  Executive Officer) /s/ K. G. Lawrence Senior
Vice President - Finance and May 23, 1997  ---------------------  K. G. Lawrence
Chief   Financial   Officer   (Principal   Financial  and  Accounting   Officer)
--------------------------------------------
----------------------------------------- -----------------------------
This  registration  statement  has  also  been  signed  by C. A.  McNeill,  Jr.,
Attorney-in-Fact, on behalf of the following Directors on the date indicated:
                Susan W. Catherwood                     James A. Hagen
                M. Walter D'Alessio                     Kinnaird R. McKee
                G. Fred DiBona                          Joseph J. McLaughlin
                R. Keith Elliott                        John M. Palms
                Richard G. Gilmore                      Ronald Rubin
                Richard H. Glanton                      Robert Subin



By:      /s/ C. A. McNeill, Jr.                                     May 23, 1997
---------------------------
         C. A. McNeill, Jr.
         (Attorney-in-Fact)




                                                  INDEX TO EXHIBITS




                                                                    Sequentially
Exhibit                                                                Numbered
Number                          Exhibit                                Page

  5                   Opinion of Morgan, Lewis & Bockius LLP
                      re: legality

23.1                  Consent of Morgan, Lewis & Bockius, LLP
                      (included in Exhibit 5)

23.2                  Consent of Coopers & Lybrand L.L.P.

24                    Powers of Attorney

99                    PECO Energy Company Management Group
                      Deferred Compensation and Supplemental
                      Pension Benefit Plan



